CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to our report dated March 6, 2009, relating to the consolidated financial statements of Silverado Gold Mines, Ltd. (the Company), as of November 30, 2008 and 2007 and for the years then ended appearing in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 16, 2009; our report dated February 21, 2008, except for Note 2 which is as of January 20, 2009, relating to the restated consolidated financial statements of the Company, as of November 30, 2007 and 2006 and for the years then ended appearing in the Company’s Annual Report on Form 10-KSB/A filed with the Securities and Exchange Commission on January 23, 2009; and to any references to our firm included in this Registration Statement.

/s/ Mallah Furman

Fort Lauderdale, Florida
December 14, 2009